EXHIBIT 12.1
                                                                    PAGE 1 OF 2

     DRESSER INDUSTRIES, INC. AND SUBSIDIARIES
     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
     (MILLIONS OF DOLLARS EXCEPT FOR RATIO)


                           Six Months
                             Ended
                           April 30,    Years Ended October 31,
                              1994       1993     1992    1991    1990   1989


     Earnings
     Income from
       Continuing
       Operations before
       Income Taxes
       and  Minority
       Interest               459.1      267.9    178.7   256.3  280.2   215.0

     Less:  Share of
       Pretax Income of
       less than 50%
       owned Major
       Joint Ventures         (8.6)     (39.3)   (37.4)  (32.7)  (25.3)(16.3)

     Less:  Share of
       Net Earnings of
       Other 50% and Less
       Owned Affiliates       (8.1)     (13.9)   (11.1)   (7.6)   (2.9) (3.1)

     Add:  Share of Pretax
       Income of Other 50%
       Owned
       Affiliates (1)          6.9       10.1     12.4     7.5     6.0   5.4

     Add:  Fixed Charges
       (see below)            36.6       69.5     83.1    87.5    77.5  81.4
     Total Earnings          485.9      294.3    225.7   311.0   335.5 282.4


     Fixed Charges
     Interest Expense         23.6       43.9     47.0    58.8    52.0  53.5

     Debt Expense
       Amortization             .2         .-       .1      .1      .1    .1

     Premium on
       Redemption of
       Debentures               .-         .-      9.8      .-      .-    .-

     Interest Factor of
       Rental Expense (2).    12.8       25.6     22.7    25.6    22.2  21.6

     Share of Dresser-Rand
       Company Fixed
       Charges(3)           Incl.      Incl.
          Interest
          Expense        Above         Above         .8      .8      .9   4.0
          Interest
          Factor of
          Rental
          Expense (2)           .-         .-      2.7     2.2     2.3   2.2
     Total Fixed
       Charges                36.6       69.5     83.1    87.5    77.5  81.4

     Ratio of Earnings
       to Fixed
       Charges (4)            13.28       4.23     2.72    3.55    4.33  3.47



   (1)  Distributed earnings of less than 50% owned affiliates are not material.
   (2) Interest factor of rental expense is estimated at one-third of rental expense, which Management believes to be a reasonable approximation.
   (3) The Company owned 50% of Dresser-Rand Company from its inception as of January 1, 1987 through September 30, 1992. Effective October 1, 1992 the Company acquired an additional 1% ownership.
   (4) Pretax income for the six months ended April 30, 1994 includes the gain on sale of Dresser's 29.5% interest in Western Atlas
        International, Inc. of $275.7 million.    If this gain had been
        excluded from pretax income, the Ratio of Earnings to Fixed Charges would have been 5.74.



                                                                EXHIBIT 12.1
                                                                 PAGE 2 OF 2


     BAROID CORPORATION AND SUBSIDIARIES
     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
     (MILLIONS OF DOLLARS EXCEPT FOR RATIO)



                         Six
                        Months
                        ended
                       April 30,                Years Ended December 31,
                          1994      1993       1992     1991     1990    1989


     Earnings
     Income from
       Continuing
       Operations
       before Income
       Taxes and
        Minority
        Interest        32.23     28.3        35.3    16.9     43.9     18.2

     Less:  Undistributed
       Earnings of Joint
       Ventures          (3.1)      2.5         (.8)    (.3)     1.2       .3

     Add:  Fixed Charges
      (see below)         9.1      17.5        17.9    21.2     13.9      9.4

     Total Earnings      38.3      48.3        52.4    37.8     59.0     27.9

     Fixed Charges
     Interest Expense     8.7      16.8        17.3    20.2     13.2      8.7

     Interest Factor of
       Rental Expense      .4        .7          .6     1.0       .7       .7

     Total Fixed Charges  9.1      17.5        17.9    21.2     13.9      9.4


     Ratio of Earnings
       to Fixed
       Charges            4.21      2.76        2.93    1.78     4.24     2.97


     /TABLE